Exhibit 4.29

AMENDMENT

TO ARTICLE 8 OF THE AGREEMENT

ON THE CREATION AND THE OPERATION

OF EURO DISNEYLAND EN FRANCE

Translation from French for information only

AMENDMENT

BY AND BETWEEN

THE REPUBLIC OF FRANCE,

represented by the Prime Minister and by the Minister of Public Works, Transport, National Planning, Tourism and the Sea

Hereinafter the “STATE,”

L’ETABLISSEMENT PUBLIC D’AMENAGEMENT DU SECTEUR IV DE MARNE-LA-VALLEE,

for whom appears the Director General,

Hereinafter “EPAFRANCE” or “EPA,”

PARTIES OF THE FIRST PART,

AND:

The Owner Companies acting jointly and severally, namely:

•                                EURO DISNEYLAND S.N.C., a [French] Société en Nom Collectif having its registered office in CHESSY (77777), Route Nationale 34, Immeubles Administratifs, registered with the Meaux Registry of Commerce and Companies under number B 350 141 818,

•                                EURO DISNEY ASSOCIES S.N.C., a [French] Société en Nom Collectif having its registered office in CHESSY (77777), Route Nationale 34, Immeubles Administratifs, registered with the Meaux Registry of Commerce and Companies under number B 397 471 822, represented for the purposes hereof, in application of article 8.6.(4) of the Agreement, by the third Owner Company:

•                                EURO DISNEY S.C.A., a [French] Société en Commandite par Actions having its registered office in CHESSY (77777), Route Nationale 34, Immeubles Administratifs, registered with the Meaux Registry of Commerce and Companies under number B 334 173 887, acting both in its own name and in its capacity as a representative of EURO DISNEYLAND S.N.C. and EURO DISNEY ASSOCIES S.N.C.

represented by its Manager (“Gérant”), EURO DISNEY S.A.S., a [French] Société par Actions Simplifiée having its registered office in CHESSY (77777), Route Nationale 34, Immeubles Administratifs, registered with the Meaux Registry of Commerce and Companies under number B 341 908 945, represented by its President,

Hereinafter the “Owner Company,”

PARTIES OF THE SECOND PART.

THE FOLLOWING HAS BEEN STATED:

WHEREAS Euro Disneyland, Euro Disney Associés and Euro Disney are the three Owner Companies within the meaning of the Agreement on the Creation and the Operation of Euro Disneyland en France signed on March 24, 1987 (the “Agreement”), as modified by various amendments entered into since said date and by the adhesion of Euro Disney Associés SNC, which has since become Euro Disney Associés SCA, to the Agreement;

WHEREAS in the context of the financial reorganization of the Euro Disney company and of its subsidiaries (the “Euro Disney Group”), a Memorandum of Understanding was entered into on September 30, 2004, between Euro Disney, The Walt Disney Company (“Disney”), the Caisse des Dépôts et Consignations and the negotiation committee of the Euro Disney Group’s bank creditors (the “Memorandum of Understanding”);

WHEREAS this Memorandum of Understanding provides, among a number of measures intended to improve the Euro Disney Group’s equity and cash flow, a legal reorganization consisting in having Euro Disney contribute to Euro Disney Associés, having previously been transformed into a Société en Commandite par Actions – which was done pursuant to a decision of the partners in a general meeting held on September 30, 2004 – nearly all its assets and liabilities, including all those relating to the operation of the Disneyland Paris and the Walt Disney Studios Parks;

WHEREAS the bylaws provide that Euro Disney Associés is to be managed by Euro Disney S.A.S.;

WHEREAS the Memorandum of Understanding provides that the above-mentioned contribution shall take place in the context of a contribution of assets and liabilities subject to the rules governing spin-offs as set forth in the provisions of Articles L.225-147 and L.236-22 of the French Code of Commerce, and that in return for such contribution, Euro Disney shall receive a majority shareholding in the capital of Euro Disney Associés;

WHEREAS the Memorandum of Understanding also provides that Disney shall remain a 39% shareholder in Euro Disney SCA’s capital until December 31, 2016;

WHEREAS in view of the above-mentioned contribution of assets and liabilities, Euro Disney Associés, which is the “Financial Owner Company” pursuant to Article 8, shall hence be a subsidiary of Euro Disney SCA and shall thus operate the Project in lieu of Euro Disney SCA;

WHEREAS accordingly, it is necessary to modify Article 8 of the Agreement by means of this amendment to take account of the legal reorganization as provided in this preamble;

WHEREAS THE STATE AND EPAFRANCE are directly concerned by such modifications;

WHEREAS the Agreement provides, in article 36, the possibility for parties directly concerned by a modification of said Agreement to execute amendments;

WHEREAS it bears restating that the STATE and EPAFRANCE are involved individually with regard to this amendment, each within the limits of its capacities, in accordance with the provisions of Article 4.1 of the Agreement;

WHEREAS article 8.2 of the Agreement provides that the Owner Company and the Financial Owner Company may be organized as companies governed by French law and transformed into sociétés anonymes if they were first organized as sociétés en nom collectif.

WHEREAS, under these conditions, it is appropriate, in accordance with Article 36 of the Agreement, to execute an amendment (the “Amendment”) between the parties directly concerned by the modifications to be made to the Agreement as a result of the Memorandum of Understanding.

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1 – Modification of Article 8 of the Agreement

1.1                       In the final paragraph of article 8.1, the phrase starting with “it being specified however” and ending with “by the provisions of said Articles” is deleted.

1.2                       In Article 8.2, a third paragraph is added worded as follows:

“The Financial Owner Company may also be transformed into a ‘Société en Commandite par Actions.’“

1.3                       Article 8.3.2 is cancelled and replaced by the following provision:

“Euro Disney SCA shall be the majority shareholder of the Financial Owner Company, as long as the Financial Owner Company is an Owner Company within the meaning of the Agreement.”

1.4                       Article 8.5 is modified as follows:

the final paragraph of Article 8.5 is deleted and replaced by the following provision:

“Any modification made to the information contained in the Extrait K bis shall be notified by the Owner Company and the Financial Owner Company to the STATE.”

1.5                       Articles 8.6.3, 8.6.4 and 8.6.5 are cancelled and replaced by the following provisions:

“(3)               Except as otherwise agreed by the Parties, the two Owner Companies and the Financial Owner Company will be jointly liable for the performance of all obligations of the Owner Company under the present Agreement, other than those addressed by Article 18 hereafter which are addressed by paragraph (5) of the present Article.  It is agreed that the FRENCH PUBLIC PARTIES, the RATP, the EPA and EPAMARNE shall always remain, in particular from a practical standpoint, in the same position as if there had only been a single Owner Company;

(4)                     To permit due performance of the present Agreement, on the practical level, one of the two Owner Companies or the Financial Owner Company will be designated as the sole representative of the two Owner Companies and of the Financial Owner Company vis-à-vis the FRENCH PUBLIC PARTIES the RATP, the EPA and EPAMARNE, unless otherwise agreed by the Parties;

(5)                     The Lenders of the Loans on Special Terms mentioned in Article 18 hereafter shall look to each Owner Company or to the Financial Owner Company individually, in compliance with the provisions of the loan agreements in force, for the proper performance of the undertakings of such Owner Company or the Financial Owner Company with respect to the amount of the Loans on Special Terms advanced to it and in particular, provided such terms and conditions remain in force, for compliance with the terms and conditions of Annex 18 hereto that remain applicable, except that the royalty deferral provisions of Sub-Annex A to Annex 18 shall apply to both Owner Companies and to the Financial Owner Company on an aggregate basis.  To this effect, in case of default by one of the two Owner Companies or of the Financial Owner Company, in the cases set forth in said Sub-Annex A, the other Owner Company or the Financial Owner Company shall advance to the defaulting Owner Company the royalties that it will have so deferred, pursuant to the stipulations of the present paragraph and of said Sub-Annex A; and “

1.6                       Article 8.6.6 is modified as follows:

                                      In the second paragraph of Article 8.6.6, the words “and to Article 8.3.2 hereabove” and the second dash paragraph shall be deleted.

ARTICLE 2 – Application of the Agreement and its Amendments

All the other clauses, charges and conditions of the Agreement and its amendments remain unchanged.

ARTICLE 3 – Entry into force

The present Amendment shall enter into force on the date of the completion of the contribution of assets and liabilities transaction as provided in the preamble hereto, except the modification to Article 8.2, which shall enter into force prior to the execution of this amendment by agreement of the parties on the interpretation of the former wording of said article 8.2.

For the purposes of determining the effective date, Euro Disney Associés and Euro Disney SCA shall jointly notify the STATE, and each of the other FRENCH PUBLIC PARTIES, of the completion of the contribution of assets and liabilities, together with the name of the Owner Company that is to represent the other Owner Companies, in compliance with article 8.6.(4) of the Agreement.

ARTICLE 4 – Language

The present amendment shall be executed in both the French language and the English language, both versions being deemed authentic.  Should there be any discrepancy as to substance between the two versions, the French version shall prevail.

Made in six (6) originals

in Paris, on December 22, 2004.

FOR THE OWNER COMPANY		THE REPUBLIC OF FRANCE
By:	EURO DISNEY S.C.A.	By:
By its Manager (“Gérant”),		The Prime Minister
EURO DISNEY S.A.S.
Mr. André Lacroix, President

The Minister of Public Works, Transport, National Planning, Tourism and the Sea

EPAFRANCE
By:
The Director General